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                                                                 EXHIBIT 5.1

                       OPINION OF COUNSEL TO REGISTRANT

                 [ANANIA, BANDKLAYDER & BLACKWELL LETTERHEAD]

                              December 17, 1996


Board of Directors
One Up Corporation
5 Campus Circle
Suite 100
Westlake, Texas  76262

                RE:  Employee Stock Purchase Plan

Gentlemen:

        We have acted as special counsel to One Up Corporation, a Florida corporation (the "Corporation"). We were retained by the Corporation on or about November 7, 1996, for the limited purpose of reviewing the Employee Stock Purchase Plan (the "Stock Purchase Plan") as adopted by the Corporation on or about June 27, 1996, in connection with the issuance of 400,000 shares of common stock pursuant to the Stock Purchase Plan.

        In rendering the opinions set forth in this letter, we have reviewed the originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                a.  The Stock Purchase Plan.

                b. Such records of the Corporation, including its Articles of Incorporation and amendments thereto, Bylaws, minutes of meetings of the Board of Directors, other corporate or


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Board of Directors
One Up Corporation
December 17, 1996
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internal documents, correspondence and such other documents and materials as we have deemed to be relevant for this purpose. In our examination of these documents submitted to us as originals and authenticity of those documents submitted to us as originals and the conformity to authentic original documents of any documents submitted to us as certified, conformed or reproduction copies. As to matters of fact which are material to this opinion, we have made such inquiries of such officers and directors of the Corporation as we deemed relevant and necessary and we have directly relied upon the certifications, representations and warranties made by the officers and directors of the Corporation.

        Based upon the foregoing, it is our opinion that the 400,000 shares of the Corporations common stock to be offered pursuant to the Stock Purchase Plan, when issued and sold pursuant to the Stock Purchase Plan, will be legally issued, fully paid and nonassessable.


                               GENERAL EXCEPTIONS

        The opinion set forth is subject to the following further general exceptions:

        A. This opinion is as of the date hereof, and we undertake no obligation to advise you of any change in any matter set forth herein.

        B. This opinion is confined solely to the specific federal and Florida matters discussed herein. We are members of the Bar of the State of Florida and do not hold ourselves as being conversant with the laws of any jurisdiction other than those of the State of Florida and the United States and our opinion is so limited.

        C. This opinion is confined solely for the benefit of the addressee hereof, and is not to be furnished, quoted or referred to any other person, entity or governmental agency without the prior written consent of Anania, Bandklayder & Blackwell. We consent to the filing of this opinion as an exhibit to the Registration Statement to be filed in connection with the Stock Purchase Plan.

                                           Very truly yours,



                                           Anania, Bandklayder & Blackwell



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